Exhibit 10.3

SECOND AMENDMENT

TO

STOCKHOLDERS’ AGREEMENT

This SECOND AMENDMENT, dated as of July 14, 2008 (the “Second Amendment”), to that certain STOCKHOLDERS’ AGREEMENT (the “Agreement”) originally entered into as of September 29, 2006, and as amended by the First Amendment to Stockholders’ Agreement, by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), Fischer Investments, L.L.C., an Oklahoma limited liability company (“Fischer”), Altoma Energy, an Oklahoma general partnership (“Altoma”), and CHK Holdings, L.L.C., an Oklahoma limited liability company (“Chesapeake”), each person named above being referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement

RECITALS

WHEREAS, the Company intends to grant certain registration rights (the “Registration Rights”) to Magnetar Financial, LLC, on behalf of itself and one or more of its affiliates, as well as certain permitted successors and assigns (“Magnetar”), as part of the sale of up to $150 million of the Company’s Series B preferred stock to Magnetar (the “Series B Sale”); and

WHEREAS, the Registration Rights granted to Magnetar may be deemed more favorable than those provided to the Parties in violation of Section 5.7 of the Agreement; and

WHEREAS, the Parties desire to waive certain rights under Section 5.7 of the Agreement appropriate to permit the granting of the Registration Rights, as well as make other changes deemed appropriate by the Parties;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Waiver of Any Violation under Section 5.7 of the Agreement. Each of the Parties hereby waives any violation under the Section 5.7 of the Agreement that may be caused by or result from the granting of the Registration Rights to Magnetar. The waiver given by the Parties pursuant to this Section 1 shall apply only to the granting of the Registration Rights to Magnetar, and shall not be deemed to be a permanent waiver, authorization or approval of any other grants of superior registration rights to Company stockholders in the future.

2. Amendment of Specified Sections of the Agreement. Immediately prior to the closing of the Series B Sale, Section 5.1(a) of the Agreement will be amended to read in its entirety as follows:

“5.1 Demand Registration Rights.

(a) At any time after a Qualified IPO (the “Demand Period”), Fischer and Chesapeake may on up to three occasions each, and Altoma may on up to two occasions, make a written request of the Company (a “Demand Request”) for registration under the Securities Act

(a “Demand Registration”) of Registrable Securities held by the Fischer Parties, the Altoma Parties or Chesapeake, provided that such Registrable Securities shall have proposed offering proceeds for such offering that equals or exceeds US $20 million (or US $10 million in the event the Company is able to register such Registrable Securities on Form S-3).”

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to Stockholders’ Agreement as of the date first above written, and shall become effective immediately prior to the effective time of the Series B Sale.

Chaparral Energy, Inc.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

Fischer Investments, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

Altoma Energy

By:	/s/ Charles A. Fischer, Jr.
Name:	Charles A. Fischer, Jr.
Title:	Managing General Partner

CHK Holdings, L.L.C.

By:	/s/ Marcus C. Rowland
Name:	Marcus C. Rowland
Title:	Executive Vice President